Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE
AUGUST 15, 2016

CHESAPEAKE ENERGY CORPORATION ANNOUNCES ARRANGEMENT OF $1.0 BILLION TERM LOAN FACILITY

OKLAHOMA CITY, August 15, 2016 - Chesapeake Energy Corporation (NYSE:CHK) announced today that it has engaged Goldman Sachs Bank USA, Citigroup Global Markets Inc. and MUFG to assist with the arrangement of a secured five-year term loan in an aggregate principal amount of $1.0 billion. Chesapeake intends to use the net proceeds of the loan to finance tender offers for certain of its unsecured notes announced today. Chesapeake expects this financing and the tender offers to improve its financial flexibility as it will allow for the retirement of existing debt with upcoming maturities.

The loan will be from one or more commercial banks, and will be secured by the same collateral securing the company’s revolving credit facility (with a position in the collateral proceeds waterfall junior to the credit facility).

Amounts borrowed under the new term loan facility will be unconditionally guaranteed on a joint and several basis by Chesapeake’s direct and indirect wholly owned domestic subsidiaries that are guarantors under the company’s revolving credit facility.

Chesapeake's ability to establish the new facility and borrow thereunder will be subject to the receipt of commitments from lenders to provide the facility, the negotiation and execution of definitive loan documents and other customary conditions.

Headquartered in Oklahoma City, Chesapeake Energy Corporation's (NYSE: CHK) operations are focused on discovering and developing its large and geographically diverse resource base of unconventional oil and natural gas assets onshore in the United States. The company also owns oil and natural gas marketing and natural gas gathering and compression businesses.

This news release includes “forward-looking statements” that give the company’s current expectations or forecasts of future events, including the amount and terms of the term loan and the use of proceeds thereof. Although we believe the expectations and forecasts reflected in our forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate or changed assumptions or by known or unknown risks and uncertainties, including the funding of the term loan, and those stated in the company’s Annual Report on Form 10-K for the year ended December 31, 2015 and its other filings with the SEC), and actual results may differ from the expectation expressed. We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this news release, and we undertake no obligation to update this information, except as required by applicable law.

INVESTOR CONTACT:	MEDIA CONTACT:	CHESAPEAKE ENERGY CORPORATION
Brad Sylvester, CFA	Gordon Pennoyer	6100 North Western Avenue
(405) 935-8859	(405) 935-8878	P.O. Box 18496
ir@chk.com	media@chk.com	Oklahoma City, OK 73154